Exhibit 99.1

Alector Reports Third Quarter 2020 Financial Results and Provides Corporate Update

-	Global Phase 3 INFRONT-3 trial evaluating AL001 for treatment of frontotemporal dementia due to a progranulin gene mutation (FTD-GRN) currently enrolling participants

-	On track to initiate Phase 2 study for AL002 in Alzheimer’s disease in 2020

-	$461.7 million in cash and investments to support execution of clinical, research and operational goals

SOUTH SAN FRANCISCO, Calif., Nov. 10, 2020 (GLOBE NEWSWIRE) -- Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company pioneering immuno-neurology, today announced corporate updates and financial results for the third quarter ended September 30, 2020.

“We continued to make progress across our portfolio during the third quarter, notably advancing AL001 into our first Phase 3 pivotal trial in people living with frontotemporal dementia,” said Arnon Rosenthal, Ph.D., co-founder and chief executive officer of Alector. “As we approach the end of 2020, we remain focused on initiating a Phase 2 study evaluating AL002 in people with Alzheimer’s disease, and as we look ahead to 2021, we look forward to sharing updated findings from our clinical programs, including AL001, AL101 and AL003.”

Recent Clinical Pipeline Highlights and Corporate Update

Progranulin Portfolio:

•

Initiated Phase 3 AL001 trial in people at risk for or with frontotemporal dementia due to a progranulin gene mutation (FTD-GRN). In July 2020, Alector initiated its pivotal, global Phase 3 trial, INFRONT-3, evaluating AL001 for the treatment of FTD-GRN and is continuing to enroll participants. The trial is evaluating the efficacy and safety of AL001 in pre-symptomatic and symptomatic participants with FTD-GRN. Participants in the trial will be randomized to receive AL001 or placebo intravenously and will be given the option to continue receiving treatment in an open-label extension study. FTD-GRN affects approximately 15,000 people in the United States and Europe and up to approximately 60,000 people in the U.S. that are pre-symptomatic carriers of the GRN mutation.

•

AL001 Phase 2 open label study continues to progress. Alector plans to present additional data from the Phase 2 trial of AL001 in pre-symptomatic and symptomatic FTD-GRN participants and an additional cohort of FTD-C9orf72 patients in 2021. The data will include findings on safety, fluid and imaging biomarkers and clinical outcomes assessments, providing additional insights to the mechanism of action and safety of AL001 in this population with great unmet medical need.

•

AL101 Phase 1a study continues to advance. The company anticipates reporting preliminary findings from the Phase 1a study of AL101 in healthy volunteers in 2021. The Company continues to develop a subcutaneous formulation for the investigational product that will be pursued in additional neurological diseases.

Alzheimer’s Disease Portfolio:

•

In collaboration with its partner AbbVie, the Company expects to initiate a Phase 2 trial evaluating AL002 in patients with Alzheimer’s disease in 2020. Alector continues to work on clinical site activation and patient screening activities in anticipation of dosing the first study participant.

•	A Phase 1b trial of AL003 in Alzheimer’s disease, also being developed in collaboration with AbbVie, continues to progress, with data expected in 2021.

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Alector plans to initiate Phase 1 development for its latest prioritized product candidate in its development program that targets MS4A4A, a major risk gene for Alzheimer’s disease that encodes a transmembrane receptor protein that is expressed selectively in microglia in the brain and is associated with control of microglia functionality and potential viability, in the next 12-18 months.

Immuno-oncology Portfolio:

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Alector scientists provided an overview of two different investigational product candidates at two recent scientific conferences. The first is AL008, a novel, investigational, antibody product candidate that combines inhibition of the CD47-SIRP-alpha (SIRPα) pathway, a potent immune checkpoint pathway co-opted by tumors to evade the immune system, with stimulation of activating Fc receptors to yield a potential best-in-class product. The second is the Company’s latest prioritized investigational product candidate within its ADP009 development program, which is a first-in-class multi Siglec inhibitor that works to enhance the innate and adaptive immune system response by blocking a critical glycan checkpoint pathway that drives immune inhibition. This product candidate is being developed in oncology and the Company believes it could also have potential therapeutic application to neurodegenerative disorders.

Ongoing COVID-19 Response Activities:

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Alector continues to actively monitor the evolving COVID-19 pandemic and its ongoing impact on business and clinical operations, with a primary focus on the health and safety of clinical trial participants, clinical trial site teams and employees.

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Although most clinical trial activities have resumed, the Company has experienced delays in enrollment and ongoing site visits as a result of the COVID-19 pandemic during previous quarters. The Company remains optimistic that future enrollment and follow up will continue for its clinical programs at an expected pace, and Alector is prepared for any future disruptions that might adversely impact currently scheduled timelines and patient follow-up and care.

Resolution of Arbitration in Alector’s Favor:

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On November 2, 2020, Alector provided an update on its confidential arbitration proceedings against Dr. Asa Abeliovich, co-founder and CEO of Prevail Therapeutics. An independent arbitrator issued a confidential decision in favor of Alector, finding Dr. Abeliovich liable for breach of his confidentiality agreement and for spoliation based on his destruction of documents relevant to the proceeding. The arbitrator awarded damages for breach of the agreement and sanctions for the spoliation, as well as violation of orders during the proceeding. Monetary damages will be determined in further proceedings.

Third Quarter 2020 Financial Results

Revenue. Collaboration revenue for the quarter ended September 30, 2020, was $5.9 million, compared to $2.7 million for the same period in 2019. Alector recognizes revenue from the upfront payments under an agreement with AbbVie over time as the services are provided. Revenues are recognized as the program costs are incurred by measuring actual costs incurred to date compared to the overall total expected costs to satisfy the performance obligation. Changes in estimates for revenue recognized over time are recognized on a cumulative basis.

R&D Expenses. Total research and development expenses for the quarter ended September 30, 2020, were $43.8 million, compared to $28.5 million for the same period in 2019. This increase was mainly driven by an increase in expenses to support the advancement of the clinical and pre-clinical programs across several therapeutic programs and an increase in personnel-related expenses.

G&A Expenses. Total general and administrative expenses for the quarter ended September 30, 2020, were $15.8 million, compared to $8.3 million for the same period in 2019. This increase was primarily due to an increase in personnel-related expenses due to increased headcount and an increase in legal costs associated with our arbitration proceedings.

Net Loss. For the quarter ended September 30, 2020, Alector reported a net loss of $52.7 million, compared to a net loss of $31.7 million for the same period in 2019.

Cash Position. Cash, cash equivalents, and marketable securities were $461.7 million as of September 30, 2020. The Company believes that its cash and investments as of September 30, 2020, will be sufficient to fund its anticipated operations through 2022.

About Alector

Alector is a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. The Company is developing a broad portfolio of innate immune system programs, designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. The Company’s immuno-neurology product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. This scientific approach is also the basis for the Company’s immuno-oncology programs. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to risks and uncertainties related to market conditions, Alector and its business as set forth in Alector’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2020, as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Selected Consolidated Balance Sheet Data

(in thousands)

	September 30,	December 31,
	2020	2019

Cash, cash equivalents, and marketable securities	$461,714	$353,073
Total assets	531,588	421,913
Total current liabilities (excluding deferred revenue)	44,491	31,805
Deferred revenue (including current portion)	137,156	153,401
Total liabilities	221,397	227,170
Total stockholders’ equity	310,191	194,743

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2020	2019	2020	2019
Collaboration revenue	$5,904	$2,696	$16,245	$15,218
Operating expenses:
Research and development	43,819	28,519	112,486	74,766
General and administrative	15,834	8,326	46,175	22,514
Total operating expenses	59,653	36,845	158,661	97,280
Loss from operations	(53,749)	(34,149)	(142,416)	(82,062)
Other income, net	1,045	2,411	4,367	7,204
Net loss	$(52,704)	$(31,738)	$(138,049)	$(74,858)
Net loss per share, basic and diluted	$(0.67)	$(0.47)	$(1.78)	$(1.25)
Shares used in computing net loss per share, basic and diluted	78,771,930	67,572,452	77,340,896	59,663,773

Source: Alector, Inc.

Contacts

Media

Erica Jefferson

Vice President, Communications and Public Affairs

Alector, Inc.

301-928-4650

erica.jefferson@alector.com

1AB

Dan Budwick

973-271-6085

dan@1abmedia.com

or

Investors:

Alector, Inc.

ir@alector.com